UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________________

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

December 3, 2008

Date of Report
 (Date of earliest event reported)

CS Financing Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-1343504	20-3345780

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)

21 Tamal Vista Blvd., Suite 230, Corte Madera, California 94925

(Address of Principal Executive Offices)           (ZIP Code)

Registrant’s telephone number, including area code: (415) 927-7302

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 3, 2008, the Board of Directors (the “Board”) of CS Financing Corporation (the “Company”) approved awards of stock options to certain officers and directors of the Company, including David Weild IV, the Chairman of the Board; Marie Jorajuria, a Director; Mark Williams, the Chief Financial Officer; Richard Dobson, the General Counsel; Theodore Ammiro, a Vice President; and Andrew Regalia, a Vice President.  All of the stock options awarded to the named individuals are non-qualified stock options and all such stock options are currently exercisable.  The following table sets forth the number of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) that may be purchased under the stock option awards granted to each of the named individuals.

Name	No. of Shares Subject to Options
David Weild IV	6
Marie Jorajuria	6
Mark Williams	6
Richard Dobson	6
Theodore Ammiro	4
Andrew Regalia	4

Each such stock option has an exercise price of $200 per share, which the Board determined to be the fair market value of the Common Stock as of December 3, 2008.

On December 3, 2008, the Company also approved the amendment of certain existing award agreements to provide for the immediate vesting of certain stock options held by certain officers and directors of the Company, including Alfred W. Williams, a Director; Dean Mark Brosche, a Director; Michael W. Bozora, a Director and the President; and Timothy R. Redpath, a Director and the Chief Executive Officer, Treasurer and Secretary.

Name	No. of Shares Subject to Immediate Vesting
Alfred W. Williams	4
Dean Mark Brosche	4
Michael W. Bozora	84
Timothy R. Redpath	84

Item 3.03  Material Modification to Rights of Security Holders.

On December 3, 2008, the Board and the Company's sole stockholder approved a stock split (the “Stock Split”) of the Company's outstanding shares of Common Stock, effective as of the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”).  The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 4, 2008.

As a result of the Stock Split, each share of Common Stock has been converted into 12,305.427 shares of the Company’s Common Stock. Each fractional share resulting from the Stock Split has been rounded up to a whole share.

The Stock Split does not change the proportionate ownership interest of the sole stockholder and the stock option holders of the Company, nor have the voting rights or other rights of holders of the Common Stock been changed.  However, the exercise price in respect of, and the number of shares of Common Stock to be received upon exercise by a stock option holder of, existing stock options were adjusted as a result of the Stock Split.  Effective as of the Effective Time, all existing stock options (including the stock options described in Item 1.01) to purchase one share of Common Stock at an exercise price of $200 per share were adjusted to be stock options to purchase 12,305.427 shares of Common Stock at an exercise price of $0.01625 per share of Common Stock.  Each stock option holder that would otherwise receive any fractional shares upon the exercise of any stock options is entitled to receive in lieu thereof a full share (rounded up to the nearest whole share), and any stock option holder that would otherwise pay a fraction of a cent in connection with any such exercise must pay in lieu thereof the nearest whole cent.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated by reference into this Item 5.02.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 3, 2003, the Board and the Company's sole stockholder approved the amendment and restatement of the Company's Certificate of Incorporation pursuant to the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit 3.1.  On December 4, 2008, the Company filed the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

The Amended and Restated Certificate of Incorporation amends and restates the Company's Certificate of Incorporation to provide, among other things, for an increase in the authorized shares of Common Stock to 70,000,000 shares, and for the authorization of 25,000,000 shares of preferred stock, par value $0.01 per share.  The Amended and Restated Certificate of Incorporation designates 6,750,000 shares of the authorized and unissued preferred stock as Series A Preferred Stock, and 9,000,000 shares of the authorized and unissued preferred stock as Series B Preferred Stock.  This description of the material terms of the Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to Exhibit 3.1.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

3.1  Amended and Restated Certificate of Incorporation

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CS FINANCING CORPORATION

Date: December 3, 2008	By:	/s/ Timothy R. Redpath

TIMOTHY R. REDPATH, Chief Executive Officer, Treasurer and Secretary of the Company

INDEX TO EXHIBITS

Exhibit	Description

3.1	Amended and Restated Certificate of Incorporation